EXHIBIT 5

             [LETTERHEAD OF POWELL, GOLDSTEIN, FRAZER & MURPHY LLP]


                                           October 14, 1998


FLAG Financial Corporation
101 North Greenwood Street
LaGrange, Georgia 30204

Ladies and Gentlemen:

This opinion is given in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, by FLAG Financial Corporation, a corporation organized and existing under the laws of the State of Georgia ("FLAG"), with respect to the registration under the Securities Act of 1933, as amended, of 262,500 shares of the $1.00 par value common stock of FLAG (the "FLAG common stock") to be issued in connection with the proposed merger of The Brown Bank ("Brown") with Citizens Bank, a wholly-owned subsidiary of FLAG (the "Merger").

         The Merger is intended to be effected pursuant to an Agreement and Plan of Merger dated as of July 24, 1998 among FLAG, Citizens Bank and Brown, pursuant to which each outstanding share of $1.00 par value common stock of Brown (other than shares held by FLAG, Brown or their subsidiaries or by shareholders who perfect dissenters' rights) will be converted into and exchanged for the right to receive 1.5 shares of FLAG common stock.

         In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for the opinion set forth herein.

         Based upon the foregoing, it is our opinion that the shares of FLAG common stock when issued to holders of Brown common stock on the terms and upon fulfillment of the conditions set forth in the Agreement, will be validly issued, fully paid and nonassessable under the Georgia Business Corporation Code.

         We consent to the use of this opinion and to the reference made to the firm in the Proxy Statement/Prospectus of FLAG and Brown constituting part of the Registration Statement.

                                         POWELL, GOLDSTEIN, FRAZER & MURPHY LLP